Exhibit 99.1

N E W S  R E L E A S E

Contact:	Investor Relations Inquiries:
Edmund E. Kroll
Senior Vice President, Finance & Investor Relations
(212) 759-0382

FOR IMMEDIATE RELEASE

CENTENE CORPORATION COMMENTS ON EARNINGS OUTLOOK

ST. LOUIS, MISSOURI (March 19, 2008)—Centene Corporation (NYSE: CNC) announced today that at the Lehman Brothers 11th Annual Global Healthcare Conference on March 19, 2008, senior management of Centene Corporation will make the following statement:

“Having now closed the first quarter of 2008 through February, higher than budgeted medical costs in our Ohio Aged, Blind and Disabled (ABD) population and impacts from the worst flu season in more than 10 years have created a three to four cent gap that we would need to make up in March to reach the low end of our first quarter 2008 diluted earnings per share guidance of 59 to 64 cents. The majority of this impact is driven by Ohio ABD. We are currently reviewing our full year 2008 guidance, including the impact on investment income of actions by the Federal Reserve during the first quarter. We will provide further information on our Q1 earnings conference call scheduled for April 22, 2008 at 8:30AM EDT.”

Members of the senior management team of Centene Corporation will be meeting with investors and analysts on March 19 and 20, 2008, at the Lehman Brothers 11th Annual Global Healthcare Conference, including a 2PM EDT live web cast on March 19, 2008, available at http://cc.talkpoint.com/LEHM002/031808a_jw/default.asp?entity=Centene.

About Centene Corporation
Centene Corporation is a leading multi-line healthcare enterprise that provides programs and related services to individuals receiving benefits under Medicaid, including the State Children’s Health Insurance Program (SCHIP) and Supplemental Security Income (SSI). The Company operates health plans in Arizona, Georgia, Indiana, New Jersey, Ohio, South Carolina, Texas and Wisconsin. In addition, the Company contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, health management, long-term care, managed vision, nurse triage, pharmacy benefits management and treatment compliance. Information regarding Centene is available via the Internet at www.centene.com.

The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene's ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations, inflation, provider contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare. The expiration, cancellation or suspension of Centene's Medicaid Managed Care contracts by state governments would also negatively affect Centene.